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                                                               EXHIBIT 99.(h)(7)

                                           August ____, 2003


ALPS Mutual Funds Services, Inc.
1625 Broadway, Suite 2200
Denver, Colorado 80202

Dear Mr. Burke:

Attached is an amended Appendix A to the Amended and Restated Bookkeeping and Pricing Agreement dated September 15, 2000 (the "Agreement") between Financial Investors Trust (the "Trust") and ALPS Mutual Funds Services, Inc. ("ALPS"). The revised Appendix A will be effective as of _________2003. The purpose of the amendment is to reflect the inclusion of the American Freedom U.S. Government Money Market Fund therein and to delete certain series that are no longer part of the Trust. Additionally, Appendix B of the Agreement shall be deleted in its entirety. Pursuant to Article 16 of the Agreement, the Trust hereby requests that ALPS acknowledge its acceptance of the terms contained in the revised Appendix and the deletion of Appendix B.

The Trust and ALPS each hereby acknowledge that their respective addresses have been changed from 370 17th Street, Suite 3100, Denver, Colorado 80202 to 1625 Broadway, Suite 2200, Denver, Colorado 80202.

Please indicate your acceptance of the foregoing by executing this letter and returning it to the Trust.

FINANCIAL INVESTORS TRUST

By:
    --------------------------
Name:  Traci A. Thelen
Title: Secretary

ALPS MUTUAL FUNDS SERVICES, INC.

By:
   ---------------------------
Name:  Edmund Burke
Title: President